Exhibit 10.35
Magnitude Information Systems, Inc.
1250 Route 28, Suite 309
Branchburg, New Jersey 08876

August 17, 2008

Mr. Ivan Tumanov
______________
______________

Dear Mr. Tumanov:

This letter shall serve as an Engagement Agreement (the “Agreement”) pursuant to which Magnitude Information Systems, Inc. (the '"Company", “we” or “us”) engages Ivan Tumanov (''Consultant") to render specified consulting services to the Company.

1. Engagement: The Company hereby engages Consultant, and Consultant agrees to assist the Company on the following subjects: (A) the Company’s software and hardware assets; (B) the Company’s operations, both historical and prospective; (C) the Company’s business and expansion plans, and; (D) the Company’s potential strategic partners, acquisition opportunities and joint venture partners for the Company’s social teen networking website business. Consultant shall report directly to the President and Chief Executive Officer of the Company and with certain members of management, pre-approved by the President and Chief Executive Officer. Consultant will provide such assistance and to such extent as specifically requested in writing by the Company.

2. Term: This Agreement shall commence on the date hereof, and shall continue for a six (6) month period (the "Term"). The Company can terminate this Agreement, under certain circumstances for Cause, with 30-days written notice. Termination for "Cause" shall mean termination of this Agreement because Consultant (a) has engaged in fraudulent or criminal conduct in connection with the performance of his duties hereunder which conduct materially and adversely affects the Company, (b) admits to or has been convicted of a crime punishable by imprisonment for more than one year, (c) has been disloyal to the Company by assisting competitors of the Company or their associates to the disadvantage of the Company by a breach of Section 7 or by otherwise actively assisting competitors to the disadvantage of the Company.

3. Compensation: In consideration of the Consultant’s agreement to render the services set forth herein and his commitment to provide such services, the Company shall pay Consultant a monthly consulting fee of $12,500 for each month of the Term, payable at the end of each such month. Consultant need not issue any invoice or other demand for payment, it being an affirmative obligation of the Company to pay Consultant in a timely manner.

4. Assignment: Consultant may not assign any of its rights, duties or obligations under this Agreement without the prior written consent of the Company.

5. Consultant Representations: Consultant agrees and represents: (a) that he is an independent contractor and not an employee or agent of the Company and that in acting pursuant to this engagement he will not legally bind or obligate the Company in any manner whatsoever; and (b) that the execution and delivery of its performance under this Agreement shall not violate or breech any agreement, contract or obligation currently in existence between the Consultant and any third party.

6. Reimbursement of Expenses. The Company will reimburse Consultant for all pre-approved, reasonable, ordinary and necessary business expenses incurred by him in the fulfillment of his duties hereunder upon presentation of an itemized account of such expenditures, in accordance with Company practices and pertinent IRS regulations.

7. Confidentiality and Non-Compete: Except as contemplated by the terms hereof or as required by applicable law, Consultant shall keep confidential during the Term and thereafter all non-public information provided to Consultant by the Company, and shall not disclose such information to any third party, and shall not use any such information for any purpose other than the purpose of performing Consultant’s services for the Company as herein contemplated. In addition, Consultant hereby agrees that during the Term of this Agreement and for a period of twenty-four months thereafter, he shall not engage in any activates that are competitive with the business of the Company, including without limitation, (a)engaging directly or indirectly in any social networking website or online website magazine, with a teen-targeted demographic; (b) soliciting or taking away any executive, employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor of the Company, or attempting to so solicit or take away; (c) interfering with any contractual or other relationship between the Company and any executive, employee, agent, representative, contractor, supplier, vendor, customer, franchisee, lender or investor; or (d) using, for the benefit of any person or entity other than the Company any Confidential Information of the Company. The items and projects set forth in Exhibit A of Ivan’s Employment Agreement are expressly and specifically excluded from this limitation.

8. Agreement: This Agreement may not be amended or modified except in writing and shall be deemed to have been made and delivered in the State of New York, and this letter and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect, and in all other respects by the internal laws of the State of New York. Any legal action or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby shall be instituted exclusively in either the Supreme Court, New York County, State of New York or in the United States District Court for the Southern District of New York, and the parties hereby expressly submit to the personal jurisdiction of said courts. Consultant acknowledges that a material part of the consideration upon which the Company is relying to enter into this Agreement is the Consultant’s promises made in Paragraph 7 and that if Consultant breached such promise or promises the Company would suffer immediate and irreparable harm of a unique nature that could not be determined in liquidated damages. Accordingly, Consultant agrees that in the event he breaches or threatens to breach any of these promises the Company may obtain an injunction against any such breach or threat of breach in any one of the above identified New York courts.

9. Complete Agreement; Survival: This Agreement supercedes and replaces any and all prior consulting agreements, oral or written, between the parties, except, however, that certain Resignation Agreement, dated the date hereof.

The parties hereby agree that their promises made in Paragraphs 7, 8 and 10 shall survive any termination of this Agreement.

10. Indemnification. The Consultant and the Company hereby agree to defend one another and to indemnify each other from and against any liability of any nature whatsoever that may arise out of or as a result of any material misrepresentations or omissions made in connection with the services rendered under the terms of this Agreement made by either the Consultant or the Company, as the case may be (the “Indemnifying Party”). By this indemnification, the Indemnifying Party shall pay, on demand, to the other party (the “Indemnified Party”) any and all costs, expenses, judgments, fines, including reasonable attorney’s fees, incurred during any administrative proceeding or legal process instituted against either the Company or the Consultant whose material allegations include a claim or claims that the Indemnifying Party made a material misrepresentation or omission in connection with the conduct of the services rendered under this Agreement.

If the foregoing correctly sets forth the understanding and agreements between the Company and Consultant, Consultant shall indicate so by signing in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date first above written.

This agreement is subject to approval by the Company's Board of Directors.

Magnitude Information Systems, Inc.

By: /s/ Rudolf Hauk
Rudolf Hauke, President and CEO

Agreed to: Consultant:

/s/ Ivan Tumanov
Ivan Tumanov